DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment

(PURSUANT TO NRS 78.385 and 78.390)

Important: Read attached instructions before completing form.

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

NanoSensors, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

The Articles of Incorporation of the Corporation are hereby amended by striking out Article THIRD thereof and by substituting in lieu of said THIRD the following new paragraphs (a) and (b) of Article THIRD.

(a) The Corporation is authorized to issue up to Nine Hundred and Seventy Million (970,000,000) shares, consisting of Nine Hundred Fifty Million (950,000,000) shares of Common Stock $.001 par value ("Common Stock"), and Twenty Million (20,000,000) shares of Preferred Stock, $.001 par value ("Preferred Stock").

(b) There are currently authorized 500,000,000 shares of Common Stock, $.001 par value: There shall be 950,000,000 shares of Common Stock, $.001 par value authorized after this Certificate of Amendment is filed. Holders of a majority in interest of the Common Stock have consented to the filing of this Certificate of Amendment.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: **261,899,564 of 332,226,698 shares.** *

4. Effective date of filing (optional): ____________________

(must not be later than 90 days after the certificate is filed)

5. Officer Signature (required): /s/ Ted L. Wong

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.